The Pittston Company and Subsidiaries                                                                             Exhibit 11
Computation of Earnings Per Common Share
(In thousands, except per share amounts)

Fully Diluted Earnings Per Common Share: (a)


                                                                        Three Months Ended              Nine Months Ended
                                                                           September 30                   September 30
----------------------------------------------------------------------------------------------------------------------------
                                                                        1995            1994           1995           1994
============================================================================================================================
Pittston Services Group:
Net income attributed to common shares                              $  25,137           25,014        58,706         56,813
============================================================================================================================

Average common shares outstanding                                      37,916           37,840        37,914         37,757
Incremental shares of stock options                                       376              464           361            492
----------------------------------------------------------------------------------------------------------------------------
Pro forma common shares outstanding                                    38,292           38,304        38,275         38,249
============================================================================================================================

Fully diluted earnings per common share:                            $     .66              .65          1.53           1.49
============================================================================================================================


Pittston Minerals Group:
Net income (loss) attributed to common shares                       $   3,941            5,655         7,869        (63,937)
Preferred stock dividends, net                                            521              541         1,697          2,804
-----------------------------------------------------------------------------------------------------------------------------

Fully diluted net income (loss) attributed to common shares         $   4,462            6,196         9,566        (61,133)
=============================================================================================================================

Average common shares outstanding                                       7,804            7,605         7,781          7,578
Incremental shares of stock options                                        23               90            23             88
Conversion of preferred stock                                           2,137            2,385         2,209          2,299
-----------------------------------------------------------------------------------------------------------------------------

Pro forma common shares outstanding                                     9,964           10,080        10,013          9,965
=============================================================================================================================

Fully diluted earnings (loss) per common share:                     $     .45              .61           .96          (8.44)(a)
=============================================================================================================================


(a)  Antidilutive, therefore the same as primary.


Primary Earnings Per Share:
---------------------------
Primary earnings per share can be computed from the information on the face of the Consolidated Statements of Operations.